Exhibit 99.1
eBay Inc. Reports Fourth Quarter and Full Year 2025 Results

•Revenue of $3.0 billion, up 15% on an as-reported basis and up 13% on an FX-Neutral basis
•Gross Merchandise Volume ("GMV") of $21.2 billion, up 10% on an as-reported basis and up 8% on an FX-Neutral basis
•GAAP and Non-GAAP earnings per diluted share of $1.14 and $1.41, respectively, on a continuing operations basis
•GAAP and Non-GAAP operating margins of 20.3% and 26.1%, respectively
•Returned $756 million to stockholders in Q4, including $625 million of share repurchases and $131 million paid in cash dividends
•In February 2026, the Board of Directors declared a cash dividend for the first quarter of 2026 of $0.31 per share, a 7% increase from the prior quarterly dividend, and also authorized an incremental $2.0 billion under our stock repurchase program

San Jose, California, February 18, 2026 – eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today reported financial results for its fourth quarter and full year ended December 31, 2025.

"2025 was a milestone year for eBay, and our results reflect the strength of our strategy and the disciplined execution behind it," said Jamie Iannone, Chief Executive Officer at eBay. "We have built significant momentum across our strategic priorities, delivering meaningful growth and reinforcing our leadership in recommerce. As we continue to harness AI to elevate the customer experience worldwide, eBay is in the strongest position it has been in years."

"Our Q4 results conclude a very strong 2025 for eBay, with accelerating growth and significant progress against our strategy," said Peggy Alford, Chief Financial Officer at eBay. "This continued strength coupled with our solid financial foundation positions us to deliver long-term value for our shareholders."

Fourth Quarter 2025 Business Highlights

•The company expanded eBay Live, its interactive live-stream shopping experience, to Germany and Australia, deepening customer engagement and discovery across categories.
•eBay delivered its largest-ever slate of eBay Live holiday shopping events, driving real-time engagement around pre-loved fashion, sneakers, collectibles and refurbished tech during a peak shopping season.
•The company released a beta of its next generation Magical Listing experience on iOS and Android for new and reactivated sellers in the U.S. The AI-enabled tool radically simplifies the listing process, enabling these sellers to generate suggested titles, categories, item specifics and pricing guidance from a single photo. Early results have been powerful and the company plans to expand access in the coming months.
•eBay launched a new AI-powered card scanning experience leveraging its Smart Lens technology, providing historical pricing, PSA population data and valuable insights to help support informed collecting and trading decisions.
•Against the backdrop of another standout quarter for collectibles, the company released its year-end eBay Collected report, using marketplace data to highlight the products, athletes and cultural moments that defined 2025. The report reinforced eBay’s position as a leading destination for collectors and enthusiasts.
•Season 3 of King of Collectibles: The Goldin Touch debuted on Netflix and ranked in the top 10 shows in seven countries, including the U.S., U.K., Australia and Canada.
•The company launched "Built to Spec," a new series of collaborations with cultural figures, builders and automotive enthusiasts to design custom vehicles using cars, parts and accessories sourced from eBay. The series debuted with actor and comedian Pete Davidson and highlighted eBay Motors’ vast selection of parts and accessories.
•eBay expanded its Authenticity Guarantee in Germany to cover apparel, shoes, accessories and jewelry, and introduced optional authentication for handbags, watches and apparel in the U.K. and Germany, enhancing trust across more pre-loved categories, brands and price points.
•eBay entered a multi-year partnership with Condé Nast as the official Pre-Loved Partner across a portfolio of leading global media brands including Vogue, GQ and Vanity Fair. The collaboration underscores eBay’s leadership in pre-loved fashion, expands cultural reach across key markets and supports discovery and trust in authenticated resale.
•The company released its year-end eBay Watchlist trend report, developed from real-time shopper insights to highlight the fashion brands, styles and cultural moments that shaped 2025.
•eBay launched AI Activate in the U.K., a new program developed with OpenAI to provide up to 10,000 small businesses with access to AI tools and training to boost productivity, efficiency and growth.

Impact

•The company exceeded its 5-year Impact Goals, which concluded in 2025, including achieving a cumulative positive economic impact from pre-loved and refurbished goods of close to $25 billion and helping to prevent nearly 8.2 million metric tons of carbon emissions from entering the atmosphere and over 360,000 metric tons of waste from entering landfills.
•eBay released its fifth annual Recommerce Report, which highlighted sustained global growth in pre-loved shopping, with nearly nine in ten consumers expecting to maintain or increase spending. As a leader in recommerce, eBay is well-positioned to meet this growing consumer trend and further support the circular economy.
•Through eBay for Charity, buyers and sellers around the world contributed nearly $55 million in Q4 and nearly $198 million for the full year.
•The eBay Foundation granted over $17 million to strategic nonprofit organizations focused on advancing inclusive entrepreneurship in 2025.
•Last year, eBay was recognized with numerous awards, including TIME’s World’s Best Companies and World’s Most Sustainable Companies, Fortune’s America’s Most Innovative Companies and Forbes’ World’s Best Employers.

Fourth Quarter 2025 Financial Highlights

•Revenue was $3.0 billion, up 15% on an as-reported basis and up 13% on a foreign exchange ("FX") neutral basis.
•GMV was $21.2 billion, up 10% on an as-reported basis and up 8% on an FX-Neutral basis.
•GAAP net income from continuing operations was $525 million, or $1.14 per diluted share.
•Non-GAAP net income from continuing operations was $648 million, or $1.41 per diluted share.
•GAAP and Non-GAAP operating margins were 20.3% and 26.1%, respectively.
•Generated $595 million of operating cash flow and $478 million of free cash flow from continuing operations.
•Returned $756 million to stockholders, including $625 million of share repurchases and $131 million paid in cash dividends.

Full Year 2025 Financial Highlights

•Revenue was $11.1 billion, up 8% on an as-reported basis and up 7% on an FX-Neutral basis.
•GMV was $79.6 billion, up 7% on an as-reported basis and up 6% on an FX-Neutral basis.
•GAAP net income from continuing operations was $2.0 billion, or 4.26 per diluted share.
•Non-GAAP net income from continuing operations was $2.6 billion, or $5.52 per diluted share.
•GAAP and Non-GAAP operating margins were 20.5% and 27.8%, respectively.
•Generated $2.0 billion of operating cash flow and $1.5 billion of free cash flow from continuing operations.
•Returned over $3.0 billion to stockholders, including $2.5 billion of share repurchases and $531 million paid in cash dividends.

(In millions, except per share data and percentages)	Fourth Quarter				Full Year
	2025	2024	Change		2025	2024	Change
eBay Inc.
Net revenues	$2,965	$2,579	$386	15%	$11,100	$10,283	$817	8%
GAAP – Continuing Operations
Net income	$525	$680	$(155)	(23)%	$1,996	$1,981	$15	1%
Earnings per diluted share	$1.14	$1.40	$(0.26)	(19)%	$4.26	$3.95	$0.31	8%
Non-GAAP – Continuing Operations
Net income	$648	$607	$41	7%	$2,584	$2,445	$139	6%
Earnings per diluted share	$1.41	$1.25	$0.16	13%	$5.52	$4.88	$0.64	13%

Other Selected Financial and Operational Results

•Advertising revenue – The company's total advertising offerings generated $544 million of revenue in the fourth quarter of 2025, representing 2.6% of GMV. First-party advertising products on the eBay platform delivered $517 million of revenue in the fourth quarter of 2025, up 19% on an as-reported basis and up 17% on an FX-Neutral basis.
•Operating margin – GAAP operating margin decreased to 20.3% for the fourth quarter of 2025, compared to 21.1% for the same period last year. Non-GAAP operating margin decreased to 26.1% for the fourth quarter of 2025, compared to 27.0% for the same period last year.

•Income tax rate – The GAAP effective tax rate for continuing operations for the fourth quarter of 2025 was 15.7%, compared to (10.3)% for the fourth quarter of 2024. The non-GAAP effective tax rate for continuing operations for the fourth quarter of 2025 was 16.5%(1).
•Cash flow – The company generated $595 million of operating cash flow and $478 million of free cash flow during the fourth quarter of 2025 from continuing operations.
•Capital returns – The company repurchased $625 million of its common stock, or approximately 7 million shares, in the fourth quarter of 2025. The company's total repurchase authorization remaining as of December 31, 2025 was approximately $798 million. The company also paid cash dividends of $131 million during the fourth quarter of 2025.
•Cash and cash equivalents and non-equity investments – The company's cash and cash equivalents and non-equity investments portfolio totaled $4.8 billion as of December 31, 2025.

(1) We used a non-GAAP effective tax rate of 16.5% in 2025 for evaluating our operating results. We are increasing this non-GAAP effective tax rate to 17.5% in our assumptions for 2026. This rate could continue to change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.
Business Outlook

eBay is providing the following guidance for continuing operations for the first quarter 2026.

(In billions, except per share data and percentages)	Q1 2026 Guidance
Revenue	$3.00 - $3.05
FX-Neutral Y/Y Growth	13% - 15%

Gross Merchandise Volume	$21.5 - $21.9
FX-Neutral Y/Y Growth	10% - 12%

Diluted GAAP EPS	$1.14 - $1.20

Diluted Non-GAAP EPS	$1.53 - $1.59

Dividend Declaration

•eBay's Audit Committee, pursuant to delegated authority from our Board of Directors, declared a first quarter 2026 cash dividend of $0.31 per share of the company's common stock. The dividend is payable on March 20, 2026 to stockholders of record as of March 6, 2026.

Definitive Agreement to Acquire Depop, Inc.

In a separate press release issued today, eBay announced that it has entered into a definitive agreement to acquire Depop, Inc., a leading C2C fashion marketplace, from Etsy, Inc. in an all-cash transaction valued at approximately $1.2 billion. The transaction is currently expected to close in the second quarter of 2026, subject to the satisfaction of certain closing conditions and receipt of required regulatory approvals.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss fourth quarter and full year 2025 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for at least three months through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com and social media channels as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor this website, in addition to following our press releases, Securities and Exchange Commission (SEC) filings, public conference calls and webcasts.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects people and builds communities to create economic opportunity for all. Our technology empowers millions of buyers and sellers in more than 190 markets around the world, providing everyone the opportunity to grow and thrive. Founded in 1995 in San Jose, California, eBay is one of the world's largest and most vibrant marketplaces for discovering great value and unique selection. In 2025, eBay enabled nearly $80 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided. References to "revenue" refer to "net revenues" as reported in the company’s consolidated statement of income.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as "non-GAAP financial measures" by the SEC: non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income and margin, non-GAAP effective tax rate, free cash flow and FX-Neutral basis. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles ("GAAP"). For a reconciliation of these non-GAAP financial measures, except for figures in this press release presented on an "FX-Neutral basis," to the nearest comparable GAAP measures, see "Non-GAAP Measures of Financial Performance," "Reconciliation of GAAP Operating Income to Non-GAAP Operating Income," "Reconciliation of GAAP Net Income to Non-GAAP Net Income and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate" and "Reconciliation of Operating Cash Flow to Free Cash Flow" included in this press release. For figures in this press release reported "on an FX-Neutral basis," we calculate the year-over-year impact of foreign currency movements using prior period foreign currency rates, excluding hedging activity, applied to current year transactional currency amounts.

Impact Methodology

This press release includes the sustainability metric, "positive economic impact," which measures the financial value generated for the global community through the sale of pre-owned and refurbished goods. This figure is calculated as the aggregate GMV from successfully completed transactions of items listed in non-new condition. These conditions include "Pre-owned," "Used," and "Refurbished" listings. The calculation is restricted to specific categories including Electronics, Fashion, Home & Garden, and Parts & Accessories. This metric is based on the company’s methodologies, assumptions and classification practices, which involve judgment and are subject to change, and it is also subject to periodic third-party assurance to ensure alignment with the company's 2025 Impact Goals. For more information about the company's Impact Goals and methodologies, visit www.ebayinc.com/impact.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involves risks and uncertainties. These statements include, but are not limited to, management's vision for the future of eBay and our ability to accomplish our vision, expected financial results for the first quarter of 2026 and expected drivers thereof, the future growth in our business, and our ability to drive sustainable long-term growth and create lasting value for our shareholders, the impact of current and contemplated strategic initiatives and offerings, partnerships with and acquisitions of other companies, and new and updated product features or programs, including the initiatives, offerings, partnerships, acquisitions, features and programs discussed in our business highlights, the effects of foreign currency volatility and our ability to respond to such effects, operating efficiency and margins, and dividends and share repurchases.

Actual results could differ materially from those expressed or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: significant variation in our operating and financial results, including GMV and net revenues; our ability to compete in the markets in which we participate; our ability to generate revenue from our advertising products, including our Promoted Listings; our ability to generate consumer engagement and spending; our ability to keep pace with technological changes, including emerging AI technologies, and with changes in consumer demands and expectations; our ability to operate internationally and generate revenue from our international operations and our exposure to costs and risks in connection therewith; the impact of changes in global trade policies on our revenue, profit and ability to support cross-border trade; our ability to manage our buyer and seller trust protection programs; the risk of systems failures and business interruptions to our business; operation of and ongoing investment into our payments and financial services offerings; risk of fraud on our platforms; the impact of any cyberattacks or data security breaches; our ability to attract, retain and develop our senior managers and other key employees; our and our customers’ dependence on third-party providers, some of which are our competitors; the impact of our current, contemplated and future acquisitions, dispositions, joint ventures, strategic partnerships and strategic investments, including our expectations regarding the time to close, and our ability to close, and subsequently realize the projected benefits from, the pending Depop acquisition; the impact of extensive and increasing regulation and oversight that affect our business; the risk of liability for the actions of our customers, including products sold by sellers on our platforms; the impact of increasing levels of regulation in the areas of privacy, protection of user data and cybersecurity; the risks associated with third party allegations relating to intellectual property rights; current and potential litigation and regulatory and government inquiries, investigations and litigation involving us;

the impact of evolving sales and other tax regimes in various jurisdictions; our ability to protect or enforce our intellectual property rights; risks and costs relating to stakeholder expectations around environmental, social and governance matters; potential exposure to claims and liabilities as a result of the Distribution of PayPal; the risk of exposure to greater than anticipated tax liabilities; fluctuations in interest rates, and changes in regulatory guidance relating thereto; fluctuations in foreign currency exchange rates; our ability to generate sufficient cash flow to service our indebtedness and to comply with financial covenants in our outstanding debt instruments; and the risk that our stock repurchases may not be effected or may not achieve the desired objectives.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	John Egbert	ir@ebay.com
Media Relations Contact:	Maddy Martinez	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	December 31, 2025	December 31, 2024
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,867	$2,433
Short-term investments	1,052	3,457
Customer accounts and funds receivable	1,280	962
Other current assets	887	715
Total current assets	5,086	7,567
Long-term investments	2,767	2,439
Property and equipment, net	1,338	1,263
Goodwill	4,467	4,269
Operating lease right-of-use assets	428	427
Deferred tax assets	2,959	2,936
Other assets	565	464
Total assets	$17,610	$19,365
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$750	$1,673
Accounts payable	242	257
Customer accounts and funds payable	1,280	1,018
Accrued expenses and other current liabilities	2,257	2,184
Income taxes payable	108	966
Total current liabilities	4,637	6,098
Operating lease liabilities	315	320
Deferred tax liabilities	1,472	1,405
Long-term debt	5,996	5,752
Other liabilities	575	632
Total liabilities	12,995	14,207
Total stockholders' equity	4,615	5,158
Total liabilities and stockholders' equity	$17,610	$19,365

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(In millions, except per share amounts)
Net revenues	$2,965	$2,579	$11,100	$10,283
Cost of net revenues (1)	849	718	3,169	2,880
Gross profit	2,116	1,861	7,931	7,403
Operating expenses:
Sales and marketing (1)	666	609	2,394	2,319
Product development (1)	436	375	1,642	1,479
General and administrative (1)	284	241	1,198	914
Transaction losses	123	87	396	353
Amortization of acquired intangible assets	6	6	24	20
Total operating expenses	1,515	1,318	5,654	5,085
Income from operations	601	543	2,277	2,318
Interest and other:
Gain (loss) on equity investments and warrants, net	21	44	5	(76)
Interest expense	(61)	(65)	(246)	(259)
Interest income and other, net	62	95	271	295
Income from continuing operations before income taxes	623	617	2,307	2,278
Income tax benefit (provision)	(98)	63	(311)	(297)
Income from continuing operations	525	680	1,996	1,981
Income (loss) from discontinued operations, net of income taxes	3	(1)	35	(6)
Net income	$528	$679	$2,031	$1,975

Income (loss) per share – basic:
Continuing operations	$1.16	$1.43	$4.35	$4.00
Discontinued operations	0.01	—	0.08	(0.01)
Net income per share – basic	$1.17	$1.43	$4.43	$3.99

Income (loss) per share – diluted:
Continuing operations	$1.14	$1.40	$4.26	$3.95
Discontinued operations	0.01	—	0.08	(0.01)
Net income per share – diluted	$1.15	$1.40	$4.34	$3.94

Weighted average shares:
Basic	451	477	459	496
Diluted	460	485	468	501

(1) Includes stock-based compensation as follows:
Cost of net revenues	$15	$14	$57	$54
Sales and marketing	23	21	88	91
Product development	76	70	292	281
General and administrative	45	37	170	162
	$159	$142	$607	$588

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(In millions)
Cash flows from operating activities:
Net income	$528	$679	$2,031	$1,975
Loss (income) from discontinued operations, net of income taxes	(3)	1	(35)	6
Adjustments:
Transaction losses	123	87	396	353
Depreciation and amortization	115	79	407	324
Stock-based compensation	159	142	607	588
Loss (gain) on investments and other, net	(25)	(64)	(17)	8
Deferred income taxes	30	(340)	44	(874)
Change in fair value of warrants	7	(38)	5	(158)
Change in fair value of equity investment in Adevinta	—	—	—	156
Change in fair value of equity investment in Adyen	—	57	—	57
Change in fair value of equity investment in Gmarket	—	1	—	13
Changes in assets and liabilities, net of acquisition effects	(339)	73	(1,429)	(34)
Net cash provided by continuing operating activities	595	677	2,009	2,414
Net cash used in discontinued operating activities	(12)	—	(50)	—
Net cash provided by operating activities	583	677	1,959	2,414
Cash flows from investing activities:
Purchases of property and equipment	(117)	(117)	(525)	(458)
Purchases of investments	(635)	(2,383)	(6,735)	(13,855)
Maturities and sales of investments	640	1,885	8,661	12,306
Exercise of options under warrant	—	(108)	—	(108)
Proceeds from sale of shares in Adevinta, net	—	—	—	2,410
Proceeds from sale of shares in Adyen, net	—	573	—	573
Proceeds from sale of shares in Aurelia, net	—	1,036	—	1,036
Proceeds from sale of shares in Gmarket, net	—	322	—	322
Shareholder distributions from equity investments	—	—	227	—
Acquisitions and other	(112)	54	(208)	(13)
Net cash provided by (used in) investing activities	(224)	1,262	1,420	2,213
Cash flows from financing activities:
Proceeds from issuance of common stock	40	34	141	92
Repurchases of common stock	(635)	(911)	(2,500)	(3,149)
Payments for taxes related to net share settlements of restricted stock units and awards	(65)	(52)	(273)	(188)
Payments for dividends	(131)	(128)	(531)	(533)
Proceeds from issuance of long-term debt, net	994	—	994	—
Repayment of senior notes	(425)	—	(1,225)	(750)
Proceeds from issuance of commercial paper	419	—	1,994	441
Repayment of commercial paper	(989)	—	(2,435)	—
Net funds receivable and payable activity	(31)	75	200	305
Other	—	(10)	(26)	(24)
Net cash used in financing activities	(823)	(992)	(3,661)	(3,806)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	6	(33)	51	(28)
Net increase (decrease) in cash, cash equivalents and restricted cash	(458)	914	(231)	793
Cash, cash equivalents and restricted cash at beginning of period	3,513	2,372	3,286	2,493
Cash, cash equivalents and restricted cash at end of period	$3,055	$3,286	$3,055	$3,286

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
	(In millions, except percentages)
Total net revenues (1)(2)	$2,965	$2,820	$2,730	$2,585	$2,579
Current quarter vs prior year quarter	15%	9%	6%	1%	1%
Percent from international	46%	48%	49%	48%	48%

(1) Hedge gain/(loss)	$(19)	$(24)	$(6)	$8	$(23)
(2) Foreign currency impact	$16	$20	$32	$(21)	$5

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
	(In millions, except percentages)
Active Buyers (1)	135	134	134	134	134
Current quarter vs prior year quarter	1%	1%	1%	1%	1%
Active Buyers excluding Tise (2)	134	134	134	134	134
Current quarter vs prior year quarter	1%	1%	1%	1%	1%

Gross Merchandise Volume (3)
U.S.	$10,721	$9,872	$9,428	$9,066	$9,043
Current quarter vs prior year quarter	19%	13%	7%	1%	2%
International	$10,516	$10,233	$10,086	$9,687	$10,277
Current quarter vs prior year quarter	2%	7%	5%	0%	6%
Total Gross Merchandise Volume	$21,237	$20,105	$19,514	$18,753	$19,320
Current quarter vs prior year quarter	10%	10%	6%	1%	4%

(1)Active Buyers consist of all buyers who paid for a transaction on our Marketplace platforms within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account.
(2)On October 1, 2025, we completed the acquisition of Tise AS.
(3)Gross Merchandise Volume consists of the total value of all paid transactions between users on our Marketplace platforms during the applicable period inclusive of shipping fees and taxes, without adjustment for returns or cancellations.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption "Forward-Looking Statements" above in this press release. More information about factors that could affect the company's operating results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
March 31, 2026
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net revenues	$3.00 - $3.05	$3.00 - $3.05
Diluted EPS from continuing operations	$1.14 - $1.20	$1.53 - $1.59
Gross Merchandise Volume	$21.5 - $21.9

(a) Estimated non-GAAP amounts above for the three months ending March 31, 2026 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $12 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $155-$165 million and estimated adjustment between our GAAP and non-GAAP tax expense of approximately $0-$10 million. The estimated GAAP diluted EPS above does not assume any gains or losses on our remaining equity investments.

In September 2025, the Financial Accounting Standards Board issued Accounting Standards Update ("ASU") 2025-06, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Accounting for and Disclosure of Software Costs. The Company has elected to early adopt the standard effective January 1, 2026 using the full retrospective method, which requires the restatement of each prior reporting period presented. The Business Outlook includes the impact of adopting the standard. The Company’s Q4 2025 Earnings Presentation available on eBay’s investor relations website includes a reconciliation of the impact of adoption on the Company’s 2025 and 2024 Income Statement to enable investors to better understand normalized growth comparisons for the Company’s 2026 Business Outlook.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income and margin, non-GAAP effective tax rate, free cash flow and figures in this press release presented on an "FX-Neutral basis." These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release, except for figures in this press release presented on an "FX-Neutral basis," can be found in the tables included in this press release. For figures in this press release reported on an "FX-Neutral basis," the company calculates the year-over-year impact of foreign currency movements using prior period foreign currency rates, excluding hedging activity, applied to current year transactional currency amounts.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments including changes in fair value, changes in foreign currency exchange rates and the impact of any related foreign exchange derivative instruments, gains or losses associated with a warrant agreement that the company entered into with Adyen, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income and margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the vesting of restricted stock by employees and the timing and size of stock option exercises, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, certain amortization of deferred tax assets and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure, which is not reduced by the effects of the Tax Cuts and Jobs Act, and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results. These amounts include changes in fair value and the related change in foreign currency exchange rates of equity securities with readily determinable fair values, globally.
Change in fair market value of warrants. These are gains or losses associated with warrant agreements entered into with vendors, which are attributable to changes in fair value during the period.
Income tax effects and adjustments. We used a non-GAAP tax rate of 16.5% for evaluating our operating results. This rate could change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, repurchase stock and pay dividends. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period and does not exclude certain non-discretionary expenditures, such as mandatory debt service requirements.

eBay Inc.
Reconciliation of GAAP Operating Income to Non-GAAP Operating Income

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(In millions, except percentages)
GAAP operating income	$601	$543	$2,277	$2,318
Stock-based compensation expense and related employer payroll taxes	160	145	626	602
Amortization of acquired intangible assets within cost of net revenues and operating expenses	12	10	49	37
Executive bonuses and restructuring	2	—	81	(10)
Legal matters	—	—	52	(56)
Other general and administrative expenses	—	—	—	1
Total non-GAAP operating income adjustments	174	155	808	574
Non-GAAP operating income	$775	$698	$3,085	$2,892

GAAP operating margin	20.3%	21.1%	20.5%	22.5%
Non-GAAP operating margin	26.1%	27.0%	27.8%	28.1%
Presented on a continuing operations basis

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(In millions, except per share amounts and percentages)
GAAP income from continuing operations before income taxes	$623	$617	$2,307	$2,278
GAAP provision for income taxes	(98)	63	(311)	(297)
GAAP net income from continuing operations	$525	$680	$1,996	$1,981
Non-GAAP adjustments to net income from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	$174	$155	$808	$574
Change in fair value of equity investment in Adevinta	—	—	—	234
Realized change in fair value of shares sold in Adevinta	—	—	—	(78)
Realized change in fair value of shares sold in Adyen	—	57	—	57
Change in fair value of other equity investments	(28)	10	(26)	21
Change in fair value of warrants	7	(38)	5	(158)
Change in fair value of Aurelia option	—	(74)	—	—
Income tax effects and adjustments	(30)	(183)	(199)	(186)
Non-GAAP net income from continuing operations	$648	$607	$2,584	$2,445

Diluted net income from continuing operations per share:
GAAP	$1.14	$1.40	$4.26	$3.95
Non-GAAP	$1.41	$1.25	$5.52	$4.88
Shares used in GAAP diluted net income per share calculation	460	485	468	501
Shares used in non-GAAP diluted net income per share calculation	460	485	468	501

GAAP effective tax rate – Continuing operations	15.7%	(10.3)%	13.5%	13.0%
Income tax effects and adjustments to net income from continuing operations	0.8%	26.8%	3.0%	3.5%
Non-GAAP effective tax rate – Continuing operations	16.5%	16.5%	16.5%	16.5%
Presented on a continuing operations basis

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(In millions)
Net cash provided by continuing operating activities	$595	$677	$2,009	$2,414
Less: Purchases of property and equipment	(117)	(117)	(525)	(458)
Free cash flow	$478	$560	$1,484	$1,956
Presented on a continuing operations basis